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                                                                EXHIBIT 99.1

                       ALL AMERICAN COMMUNICATIONS, INC.
                 6-1/2% CONVERTIBLE SUBORDINATED NOTES DUE 2003
                           NOTICE OF EARLY REDEMPTION

        Notice is hereby given to the holders of the 6-1/2% Convertible Subordinated Notes due 2003 (the "Notes") of All American Communications, Inc. (the "Company") that the Company will redeem all of the Outstanding Notes in whole on November 27, 1996 (the "Redemption Date") at a redemption price equal to 104.643% of the principal amount thereof together with accrued and unpaid interest on such principal amount to the Redemption Date. Interest on the Notes will cease to accrue on and after the Redemption Date. Capitalized terms used herein without definition shall have the respective meanings set forth in the Fiscal Agency Agreement dated as of October 6, 1993 between the Company and the Fiscal Agent.

        Notes presented for redemption must be presented in good form and with clear instructions as to whether they are being presented for conversion or redemption at one of the following addresses:

        If By Mail:                             If By Hand or Overnight Mail:
        First Trust National Association        First Trust National Association
        First Trust Center                      180 East Fifth Street
        P.O. Box 64485                          Attn: Specialized Finance
        St. Paul, MN 55164-9549                 4th Floor - Bond Drop Window
                                                St. Paul, MN 55101

                If By Hand:
                First Trust of New York National Association
                100 Wall Street
                Suite 2000 - Bond Drop Window
                New York, N.Y. 10005

        Payment of the redemption price for Notes will be made upon presentation and surrender of the Notes, together, in case of Notes in bearer form ("Bearer Notes"), with all appurtenant coupons, if any, maturing subsequent to the Redemption Date. The holder of a Note is entitled, at his option, to convert such Note (or any portion of the principal amount thereof which is U.S. $1,000 or an integral multiple thereof) at the principal amount thereof, or of such portion, into fully paid and nonassessable shares of Common Stock, U.S. $0.0001 par value per share, of the Company at a Conversion Price equal to U.S. $11.50 aggregate principal amount of Notes for each share of Common Stock until and including, but not after, the close of business on the Redemption Date, by following the procedures for conversion specified in the Notes. As of October 24, 1996, the closing price of the Common Stock was U.S. $12.00 per share. Due to the limited public float and trading volume of the Common Stock, there is no assurance that if holders of a significant principal amount of the Notes convert such Notes to Common Stock and sell the underlying shares of Common Stock, there will not be significant downward pressure on and a potential decline in the market price of the Common Stock.

        All conditions precedent to the redemption of the Notes have occurred. The last day for holders to surrender Notes for payment is November 27, 1998.

        Holders of Notes may contact First Trust Bondholder Services at (612) 973-6700 or Paul Pavlis of All American at (310) 656-1100 with questions regarding the foregoing.

October 28, 1996                                First Trust of New York, N.A.